News Release

Mattson Technology Contact	Investor Contact
Andy Moring	Laura Guerrant-Oiye
Mattson Technology, Inc.	Guerrant Associates
tel +1-510-657-5900	tel +1-808-882-1467
fax +1-510-492-5930	lguerrant@guerrantir.com
Andy.Moring@mattson.com

FOR IMMEDIATE RELEASE

MATTSON TECHNOLOGY PROVIDES PRELIMINARY FINANCIAL
INFORMATION FOR THE FOURTH QUARTER OF 2010

FREMONT, Calif. - January 4, 2011 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today provided preliminary financial information for the Company's fourth quarter ended December 31, 2010. The Company expects to report results for the fourth quarter and the completed fiscal year in early February 2011.

  Due to a delay in the shipment of several tools scheduled for DRAM customers, net revenue for the fourth quarter is expected to be approximately $41 million. The Company's fourth quarter guidance, established October 20, 2010, was $46 million to $50 million. Third quarter net revenue was $39.8 million.

  The delay in tools sold to DRAM customers caused a change in the mixture of tool types shipped. The Company therefore expects gross margin for the fourth quarter to be significantly below the previously announced range of 36 percent to 39 percent. Similarly, net loss per share is expected to be significantly greater than the previously announced range of ($0.04) to $0.00.

  Cash, cash equivalents, short-term investments and restricted cash for the fourth quarter is expected to be approximately $24 million. This compares with previous guidance of a range of $30 million to $33 million. The decrease in cash occurred because the shipment delays occurred late in the quarter, and cash had already been used to purchase inventory and complete the tools.

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David L. Dutton, Mattson Technology's president and chief executive officer, noted, "While the overall semiconductor industry has continued its recovery, there have been some soft spots, such as DRAM, which have negatively impacted our continued growth and flattened our business in the fourth quarter as DRAM customers delayed orders."

Mr. Dutton added, "Although we are disappointed in the delays in tools for DRAM customers, we continue to see positive longer term prospects. In all of our product markets we continue to gain share and benefit from the overall semiconductor market recovery. This is evidenced by recent order announcements across all three major product lines: Suprema™ strip systems, Helios XP® RTP systems and most importantly our ParadigmE® and Alpine® etch systems which continue to penetrate and win in the crucial etch market.

"However, we are responding to the delays in tools for DRAM customers, which were suffered throughout the DRAM market, by strengthening our operating expense controls as well as modifying our planning for 2011. While we continue to closely monitor our cash position, we are confident that cash will recover as we ship the tool sets we have in inventory and collect our outstanding accounts receivable."

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Rapid Thermal Processing and Etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON/(510) 657-5900. Internet: www.mattson.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's cash position overall, especially as a result of payments made for inventory and the related collections upon shipment of such inventory; end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10 K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

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